UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 8, 2009

Sinclair Broadcast Group, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-26076	52-1494660
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10706 Beaver Dam Road Hunt Valley, MD	21030
(Address of principal executive offices)	(Zip Code)

(410) 568-1500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Information.

On October 8, 2009, Sinclair Broadcast Group, Inc. (“we” or “Sinclair”) announced that it has entered into a non-binding memorandum of understanding (as amended from time to time, the “MOU”) with Cunningham Broadcasting Corporation (“Cunningham”).  Cunningham is our local marketing agreement (“LMA”) partner in six markets.  As of June 30, 2009, Cunningham’s stations provided us with approximately $70.0 million of annual total revenue.

Cunningham is currently facing significant financial and economic challenges. On June 5, 2009, the administrative agent under Cunningham’s bank credit facility declared an event of default under the facility for failure to timely deliver certain annual financial statements as required.  As of such date, a rate of interest of LIBOR plus 5%, which rate includes a 2% default rate of interest, has been instituted on all outstanding borrowings under the Cunningham bank credit facility.  On June 30, 2009, the default was waived and the termination date of the Cunningham bank credit facility was extended to July 31, 2009, subject to certain conditions, including maintaining the default interest rate.  On July 31, 2009, the Cunningham bank credit facility was further extended to October 30, 2009. The extension requires that Cunningham make $0.2 million principal payments on its term loan facility as of the first day of each of August, September and October with the balance due on October 30, 2009.  To delay or avoid any potential bankruptcy of Cunningham, the lenders under Cunningham’s existing credit facility have indicated their willingness to replace such credit facility with a new credit facility, which is conditioned upon Cunningham’s demonstration that it can repay the outstanding principal balance due under the facility within three years.  As a result, Cunningham asked us to restructure certain of its arrangements with us, including the LMAs, which negotiations led to the execution of the MOU.

Under the terms of the MOU, upon the consummation of the tender offers by Sinclair Television Group, Inc. for any and all of Sinclair’s outstanding 3.0% Convertible Senior Notes due 2027 and 4.875% Convertible Senior Notes due 2018 (collectively, the “Convertible Notes”) and the related financing, the following arrangements between Cunningham and us would be amended and restated and become effective: (i) the LMAs, (ii) option agreements to acquire Cunningham stock and (iii) certain acquisition or merger agreements relating to television stations owned by Cunningham (the “Cunningham Stations”).

If the LMAs and other agreements are amended and restated pursuant to the MOU, they will have the following material revised terms:

•                  Cunningham will have the right to terminate the LMAs and the other agreements upon a “change of control” of Sinclair, which will occur if the Smith brothers no longer own or control at least 51% of the voting power of Sinclair;

•                  If Cunningham files for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), it will not seek to reject the LMAs or the other agreements in a bankruptcy proceeding until such time as the parties to the MOU have had a reasonable time to negotiate, in good faith, mutually agreeable amendments to such LMAs or other agreements;

•                  The LMAs and the other agreements will terminate on July 1, 2016, provided that Sinclair will have three options to extend the term, each option for an additional five-year term;

•                  In consideration of the new terms of the LMAs and other agreements and the extension options, beginning on January 1, 2010 and ending on July 1, 2012, Sinclair will be obligated to pay Cunningham the sum of approximately $29.1 million in 10 quarterly installments of $2.75 million and one quarterly payment of approximately $1.6 million, which amounts will be used to pay off Cunningham’s bank credit facility and which amounts will be credited toward the purchase price for each Cunningham Station, in accordance with a specified allocation, that is acquired by Sinclair pursuant to any of the option, acquisition or merger agreements or Cunningham’s put option applicable to such Cunningham Station described below (the “Purchase Price Credit Payments”).  An additional $3.9 million, approximately, will be paid in two installments on July 1, 2012 and October 1, 2012 as an additional LMA fee, in addition to the LMA Fee described below.  Notwithstanding the foregoing, if Cunningham seeks to terminate the LMAs and/or the other agreements, including in connection with a change in control, then Sinclair will have the right to assign the LMAs and/or the other agreements being terminated to a third party or parties.  Upon such termination by Cunningham any remaining obligation of Sinclair to pay the amounts referred to above will be terminated.  The aggregate purchase price of the television stations, $78.5 million as of September 30, 2009, will be decreased by each Purchase Price Credit Payment as it is paid, but, subject to below, will be increased by 6% annually;

•                  Beginning on October 1, 2012, and continuing thereafter during the terms of the LMAs (or any extensions thereto), Sinclair will be obligated to pay Cunningham an annual LMA fee (the “LMA Fee”) for the television stations equal to the greater of (i) 3% of each station’s annual net broadcast revenue and (ii) $5.0 million (reduced proportionally if one or more stations are purchased by Sinclair). The LMA Fee will be subject to cost-of-living increases every five years during the LMA term or any extension thereof. The LMA Fee will be allocated as follows: (i) a portion equal to 6% of the aggregate purchase price of the television stations will be allocated to the payment of interest on the remaining portion of the aggregate purchase price; and (ii) the remainder as a fee to Cunningham for services provided under the LMAs. After the $29.1 million payable to Cunningham is paid in full, and as long as the LMA Fee is paid each year, the aggregate purchase price will no longer increase because the 6% interest due on the aggregate purchase price will be paid in full each year as indicated above;

•                  Cunningham will have a put option, under which Cunningham may require Sinclair to purchase the television stations on July 1, 2016, which is the termination date of the initial term of the LMAs or at the expiration of any renewal term. Sinclair may assign its obligation to purchase the television stations to a third party in the event that it cannot acquire the television stations as a result of Federal Communications Commission (“FCC”) rules or for any other reason. If Cunningham exercises its put option, the purchase price for the Cunningham Station(s) acquired will be the lesser of (i) the portion of the aggregate purchase price in effect at such time allocable to such Cunningham Station(s) and (ii) the appraised fair market value of such Cunningham Station(s);

•                  The prices under the existing options to purchase Cunningham stock will be adjusted to make them consistent with the purchase prices and terms contained in the amended and restated acquisition agreements.  In addition, in lieu of acquiring the assets of any of the Cunningham Stations under the acquisition agreements, Sinclair will have an option to acquire for cash all of the issued and outstanding stock of each subsidiary of Cunningham, on terms and conditions substantially similar in all material respects to the amended and restated option agreements.  In the event Sinclair determines to acquire any of the Cunningham Stations under any of the acquisition or merger agreements, Cunningham may cause Sinclair to acquire the stock of the Cunningham subsidiary or subsidiaries that hold the Cunningham Station rather than the assets of the Cunningham Station pursuant to the acquisition or merger agreement and may require the price to be paid in cash rather than Sinclair stock.  In addition, the acquisition and merger agreements will be subject to a financing condition;

•                  Cunningham will be obligated to pay liquidated damages to Sinclair if Cunningham terminates any of the option, acquisition or merger agreements for any reason other than a termination resulting from the exercise of Cunningham’s put option or Sinclair’s material breach, act or omission. The liquidated damages will be in an amount equal to the sum of all Purchase Price Credit Payments made by Sinclair to Cunningham that have decreased the aggregate purchase price of the Cunningham Stations plus the additional LMA fee payments, not to exceed $33.0 million in the aggregate;

•                  During the period that the Convertible Notes (or any notes issued to refinance the Convertible Notes) are outstanding, Sinclair will have consent rights (which consent may not be unreasonably withheld or delayed) over Cunningham’s future borrowings, with the exception of (i) borrowings for the acquisition by Cunningham of certain television stations for which Sinclair has freely assignable purchase option agreements that it cannot currently exercise; and (ii) any amounts totaling less than $10.0 million in the aggregate; and

•                  Cunningham will purchase, upon Sinclair’s request, Sinclair’s options to purchase five television stations currently operated by Sinclair under LMAs with other LMA partners, for a purchase price of $100 per station.  Once such options are purchased, Cunningham will be obligated to immediately exercise the rights to acquire such television stations, to the extent financing is available on reasonable terms and conditions and subject to FCC approval. Immediately following Cunningham’s acquisition of these stations, Cunningham will enter into amended LMAs with Sinclair for each such television station, whereby Sinclair will pay the operating cost of each such station, plus an amount equal to the interest paid by Cunningham to its lender(s) on borrowed funds for Cunningham’s acquisition of the stations, plus $400,000 per year per station. Sinclair will have the option to acquire each of the television stations for an amount equal to the amount paid by Cunningham for such station.

The amendments and restatements to the LMAs and other agreements require the consent of the lenders under Cunningham’s bank credit facility and the lenders under our bank credit facility.  While these lenders have been provided the MOU and have expressed verbal support for the terms thereunder, formal written approval has not yet been obtained. There is no assurance that the parties to the MOU will succeed in negotiating amended and restated LMAs and other agreements on the terms set forth above or that the lenders will consent to the amended and restated LMAs and other agreements. In the event the LMAs and option, acquisition and merger agreements are not amended and restated pursuant to the MOU, Cunningham may be forced to file for protection under Chapter 11 of the Bankruptcy Code.  Our bank credit agreement (the “Bank Credit Agreement) contains certain cross-default provisions with respect to Cunningham, pursuant to which a default would be caused by the institution of insolvency or similar proceedings, whether voluntary or involuntary, with respect to Cunningham. If Cunningham is unable to avoid bankruptcy, Sinclair would need to negotiate with the lenders under the Bank Credit Agreement in order to avoid any default and acceleration thereunder.  Any amendment to, or waiver of a default under, the Bank Credit Agreement would likely be on terms less favorable to us than the current terms. Furthermore, if Cunningham or any of its subsidiaries were to declare bankruptcy, Cunningham or such subsidiary could seek to reject some or all of Sinclair’s LMAs or other agreements with Cunningham and its subsidiaries  If the bankruptcy court overseeing a Cunningham bankruptcy authorized a rejection of the LMAs or other agreements Sinclair would experience a material reduction in revenues and current rules and regulations of the FCC would not permit us thereafter to enter into new LMAs or other agreements with Cunningham or a successor to Cunningham on equivalent terms.

Forward-Looking Information:

The matters discussed in this Item 8.01 of this Current Report on Form 8-K include forward-looking statements regarding, among other things, future operating results.  When used, the words “outlook,” “intends to,” believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements and information.  Such forward-looking information is subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those set forth in the forward-looking information as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, Sinclair’s ability to negotiate amendments and restatements to the agreements referenced in the MOU, and satisfy the conditions set forth in the MOU, including consummation by Sinclair Television Group, Inc. of the tender offers and the offering of debt securities to finance the tender offers, whether or not Sinclair and Cunningham will be able to obtain the consent of their respective lenders to the amendment and restatement of the LMAs and other agreements, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact Sinclair’s ability to forecast or refinance its debts as they become due, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television and MyNetworkTV programming, Sinclair’s news share strategy, local sales initiatives, the execution of retransmission consent agreements, Sinclair’s ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and the other risk factors set forth in Sinclair’s recent Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, as filed with the SEC.  There can be no assurance that the assumptions and other factors referred to will occur.  We undertake no obligation to update such forward-looking information in the future except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

By:	/s/ David R. Bochenek
Name:	David R. Bochenek
Title:	Vice President/Chief Accounting Officer

Dated:  October 8, 2009